SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OPKO HEALTH, INC.
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OPKO HEALTH, INC.

4400 Biscayne Blvd.

Miami, FL 33137

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2014

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Thursday, June 12, 2014, beginning at 10:00 a.m., local time, for the following purposes:

1. To elect as directors the ten nominees named in the attached proxy statement for a term of office expiring at the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To take a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay”);

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of record of our common stock, par value $0.01 per share, at the close of business on April 14, 2014, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone or internet or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it to the Company in the postage paid envelope provided. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

Kate Inman
Secretary

Miami, Florida

April 25, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 12, 2014

The Proxy Statement and 2013 Annual Report are available at www.opko.com.

OPKO HEALTH, INC.

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

THURSDAY, JUNE 12, 2014

This proxy statement is being made available to you by the Board of Directors (“Board”) of OPKO Health, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Thursday, June 12, 2014, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the following purposes:

1.	To elect as directors the ten nominees named in this proxy statement for a term of office expiring at the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To take a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay”); and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board has fixed the close of business on April 14, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 413,603,641 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders.

A nominee for director will be elected to the Board if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee. In addition, the Say on Pay proposal will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against the proposal. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.

The presence, in person or by proxy, of holders of a majority of our outstanding common stock constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting but will have no effect on the election of directors or the Say on Pay proposal. Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will not be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have no effect on matters for which brokers or banks do not have discretionary authority. A broker does not have the discretion to vote on the election of directors or the non-binding advisory vote on the Say on Pay proposal. Thus, a broker non-vote will have no effect on the election of directors or the non-binding advisory vote on the Say on Pay proposal.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Secretary; (ii) execution of a subsequent proxy; (iii) attendance and voting in person at the Annual Meeting; or (iv) re-voting by telephone or internet (only your latest telephone or internet vote will be counted). Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the approval of the Say on Pay proposal; and (iii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

The Company has mailed this proxy statement and our Annual Report to Stockholders for our fiscal year ended December 31, 2013 (“fiscal 2013”) to our record holders. If you hold shares of the Company by brokers or nominees, the Company has made these materials available to you on the internet or, upon your request, by delivery of printed versions of these materials. These materials were first sent or made available to stockholders on or around April 25, 2014.

Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our voting stock as of April 14, 2014, held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and nominees; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

Name and Address of Beneficial Owner	Class of Security	Amount and Nature Beneficial Ownership		Percentage of Class**

Frost Gamma Investments Trust	Common Stock	171,235,404	(1)	39.89%

The Frost Group, LLC	Common Stock	20,286,704	(2)	4.85%

Phillip Frost, M.D. CEO & Chairman of the Board	Common Stock	174,079,355	(3)	40.48%

Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	Common Stock	31,046,956	(4)	7.44%

Steven D. Rubin Executive Vice President – Administration and Director	Common Stock	6,579,741	(5)	1.58%

Adam Logal Senior Vice President and Chief Financial Officer	Common Stock	477,957	(6)	*

Juan F. Rodriguez(7) Former Senior Vice President and Chief Financial Officer	Common Stock	—		*

John A. Paganelli, Director	Common Stock	394,825	(8)	*

Robert Baron, Director	Common Stock	380,965	(9)	*

Thomas E. Beier, Director	Common Stock	230,227	(10)	*

Richard A. Lerner, M.D., Director	Common Stock	241,977	(11)	*

Richard C. Pfenniger, Jr., Director	Common Stock	190,000	(12)	*

Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	100,000	(13)	*

Dmitry Kolosov, Director	Common Stock	40,000	(12)	*

All Executive Officers and Directors as a group (11 persons)	Common Stock	213,762,023		48.96%

*	Less than 1%
**	Percentages of common stock based upon 413,603,641 shares of our common stock issued and outstanding at April 14, 2014.
(1)	Includes warrants to purchase 10,831,141 shares of common stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(2)	Includes warrants to purchase 4,796,158 shares of common stock.
(3)	Includes 140,117,559 shares of common stock and warrants to purchase 10,831,141 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 856,451 shares of common stock held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein. Does not include 2,851,830 shares of Common Stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc., of which Dr. Frost is one of three directors.
(4)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 309,583 shares of common stock exercisable within 60 days of April 14, 2014. Also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both, warrants to purchase 201,613 shares of common stock, 4,270,968 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(5)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 985,735 shares of common stock exercisable within 60 days of April 14, 2014. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(6)	Mr. Logal was appointed as Senior Vice President, Chief Financial Officer effective April 1, 2014. Includes options to acquire 477,957 shares of common stock exercisable within 60 days of April 14, 2014.
(7)	Mr. Rodriguez resigned from his position as Senior Vice President, Chief Financial Officer effective April 1, 2014.
(8)	Includes options to acquire 95,000 shares of common stock exercisable within 60 days of April 14, 2014.
(9)	Includes options to acquire 95,000 shares of common stock exercisable within 60 days of April 14, 2014.
(10)	Includes options to acquire 110,227 shares of common stock exercisable within 60 days of April 14, 2014. Also includes 100,000 shares of common stock held by the Thomas E. Beier Trust, for which Thomas Beier and Evelyn Beier are trustees.
(11)	Includes options to acquire 125,000 shares of common stock exercisable within 60 days of April 14, 2014 and 30,000 shares of restricted stock subject to certain vesting conditions. Also includes 13,100 shares of common stock held by the Lerner Family Trust, for which Richard Lerner and Nicola Lerner are Trustees.
(12)	Includes options to acquire 40,000 shares of common stock exercisable within 60 days of April 14, 2014.
(13)	Includes options to acquire 80,000 shares of common stock exercisable within 60 days of April 14, 2014.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the authority granted to our Board under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at ten. All ten directors are to be elected at the Annual Meeting, each to hold office until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on April 14, 2014 is entitled to cast one vote for each share of our common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee.

NOMINEES FOR DIRECTOR

The following sets forth information provided by the nominees as of April 14, 2014. All of the nominees are currently serving as directors for the Company. All of the nominees have consented to serve if elected by our stockholders.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Phillip Frost, M.D.	77	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	66	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	53	2007	Director and Executive Vice President-Administration
Robert A. Baron	74	2003	Director
Thomas E. Beier	68	2008	Director
Dmitry Kolosov	34	2012	Director
Richard A. Lerner, M.D.	75	2007	Director
John A. Paganelli	79	2003	Director
Richard C. Pfenniger, Jr.	58	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	70	2009	Director

Phillip Frost, M.D. Dr. Frost has been the CEO and Chairman of the Company since March 2007. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited, or Teva (NYSE:TEVA) in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. He serves as a member of the Board of Trustees of the University of Miami, the Skolkovo-Scientific Advisory Council in Russia, the Shanghai Institute for Advanced Immunochemical Studies in China, and The Florida Council of 100 and as a Trustee of each of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands (NYSE MKT:ROX), a developer and marketer of premium brand spirits, Biozone Pharmaceuticals Inc. (OTCBB: BZNE), a biotechnology company developing antiviral therapeutics for human diseases, and TransEnterix, Inc. (OTCBB:TRXC), a development stage medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed. Dr. Frost previously served as a director for Continucare Corporation, SafeStitch Medical Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc. prior to its acquisition by the Company in August 2013, as Governor and Co-Vice-Chairman of the American Stock Exchange (now NYSE MKT), and as a member of the Board of Trustees of the Scripps Research Institute until November 2012.

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006. Dr. Hsiao has served as Chairman of the Board of Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, since October 2008 and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of each of TransEnterix, Inc. (OTCBB:TRXC), a medical device company, Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices, and Biozone Pharmaceuticals Inc. (OTCBB: BZNE), a biotechnology company developing antiviral therapeutics for human diseases. Dr. Hsiao previously served as a director for Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company, PROLOR Biotech, Inc. prior to its acquisition by the Company in August 2013, and as Chairman of the Board of SafeSitch Medical, Inc. prior to its merger with TransEnterix, Inc.

Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences space, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.

Steven D. Rubin. Mr. Rubin has served as Executive Vice President – Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin currently serves on the board of directors of Tiger Media, Inc. (NYSE MKT:IDI), a multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB:CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Biozone Pharmaceuticals Inc. (OTCBB: BZNE), a biotechnology company developing antiviral therapeutics for human diseases, Castle Brands, Inc. (NYSE MKT:ROX), a developer and marketer of premium brand spirits, and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director of Dreams, Inc. (NYSE MKT: DRJ), a vertically integrated sports licensing and products company, Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc., prior to its acquisition by the Company in August 2013.

Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 24 years. His experience as a practicing lawyer, general counsel, and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.

Robert A. Baron. Mr. Baron has served as a director of the Company since 2003. Mr. Baron is currently a director of Green States Energy, an independent power producer focused on developing, acquiring, owning, and operating clean energy generation facilities to provide clean, reliable electric service to local governments and utilities, as well as commercial and industrial clients. Mr. Baron was President of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the President of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc. Mr. Baron previously served as a director of Andover Medical, Inc., Hemobiotech, Inc. and Nanosensors, Inc.

Mr. Baron’s history as an operating executive in a variety of industries combined with his experience as a director in other public companies, including other pharmaceutical and medical equipment manufacturers, allows him to bring strategic insight to the Board with respect to our business as well as emerging technologies and business models. Through these experiences, Mr. Baron has also developed an appreciation for audit and corporate governance related issues and, he uses these skills as a member of the Audit Committee and Corporate Governance and Nominating Committee of our Board.

Thomas E. Beier. Mr. Beier has served as a director of the Company since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX from October 1997 until August 2007, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank. Mr. Beier previously served as a director of Ideation Acquisition Corp.

As a result of Mr. Beier’s long tenure as a chief financial officer, he brings with him a strong financial and operational background and provides valuable business leadership and management experience and insights into many aspects of our business. Mr. Beier also brings financial expertise to the Board.

Dmitry Kolosov. Mr. Kolosov has served as a director of the Company since June 2012. Mr. Kolosov, an attorney, presently serves as CEO of LLC Green-G Logistic, an innovative waste management company operating in Moscow, Russia. From 2010 through 2013, Mr. Kolosov served as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which comprises a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010 when he joined the Skolkovo Foundation, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium, and among the ten largest private oil companies in the world, recently acquired by Russian state-controlled Rosneft. Mr. Kolosov currently serves on the Board of Directors of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. and Pharmsynthez OJSC (MICEX-LIFE), a Russian biopharmaceutical company that specializes in the development, manufacture and distribution of pharmaceuticals.

Through his tenure with a large multi-national corporation and the Skolkovo Foundation, Mr. Kolosov has significant experience with international business and cross-border transactions, particularly in emerging markets, that will assist the Company as it expands internationally.

Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner served as President of The Scripps Research Institute, a private, non-profit biomedical research organization, from 1986 until 2011 and is currently serving as an institute professor. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Sequenom, Inc. (Nasdaq:SQNM), a life sciences company and Teva (NYSE:TEVA). He is also a director for Intra-Cellular Therapies, a privately held biotechnology company. He previously served as a director of Kraft Foods, Inc., Xencor, a privately held biotechnology company, and on the Siemens’ Advisory Board for Molecular Medicine of Siemens AG.

As a result of Dr. Lerner’s long tenure as president of a major biomedical research organization, he provides valuable business, scientific, leadership, and management expertise that helps drive strategic direction and expansion at OPKO. His experience and training as a physician and a scientist enables him to bring valuable advice to the Board, including a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease.

John A. Paganelli. Mr. Paganelli has served as a director of the Company since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of our Board from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-stockholder of Mike Barnard Chevrolet, Inc., an automobile dealership. Mr. Paganelli also serves as a director of Western New York Energy, LLC and is on the Board of Trustees of Paul Smith’s College. Mr. Paganelli previously served on the Board of Managers of Bridge Financial Services, LLC.

With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our Board on a wide range of operational and financial issues. As one of the longest tenured members of our Board, he also has substantial knowledge and familiarity regarding our historical operations.

Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of the Company since January 2008. Mr. Pfenniger served as Interim CEO of IntegraMed America, Inc., a privately held company that operates highly specialized outpatient centers in technology-based medical sectors, from January 2013 to June 2013. He served as Chief Executive Officer and President for Continucare Corporation (NYSE:CNU), a provider of primary care physician and practice management services, from October 2003 until October 2011, and served as Chairman of the Board of Directors of Continucare Corporation from September 2002 until October 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, TransEnterix, Inc. (OTCBB:TRXC), a medical device company, and IntegraMed America. He previously served as a director of Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc.

As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to the Company’s Board in April 2009. Since mid-2013, Dr. Yu has served as Distinguished Chair Professor and Co-Director of The Institute of Stem Cell & Translational Cancer Research at Chang Gung Memorial Hospital. From 2003 to May, 2013, Dr. Yu served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She has also served as a Professor of Pediatrics for both the National Taiwan University and University of California in San Diego, since 2004 and 1994, respectively. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.

Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, will be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Identification of Executive Officers

Set forth below is the name and age as of April 14, 2014 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Adam Logal	36	Senior Vice President and Chief Financial Officer

Adam Logal. Mr. Logal has served as OPKO’s Sr. Vice President and Chief Financial Officer since April 2014 and as OPKO’s Vice President of Finance, Chief Accounting Officer and Treasurer since March 2007. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.

Identification of Certain Other Officers

Set forth below is the name of certain other officers important to our organization and biographical information for each of them:

David Okrongly, PhD. Dr. Okrongly joined OPKO Health in July 2013 as President of the Diagnostics Division. Dr. Okrongly was with Bayer Diagnostics and Siemens Healthcare from 1997 to 2009, where he was the leader of the global R&D organization, launching industry-leading platforms in immunoassay, hematology, clinical chemistry and molecular diagnostics and after the Siemens acquisition of Bayer Diagnostics in 2006, he was appointed Senior Vice President in charge of the Molecular Diagnostics Business Unit until 2009. Immediately prior to joining OPKO, Dr. Okrongly was COO at Exosome Diagnostics from 2011 to 2013 and President and CEO of Quanterix Corporation from 2009 to 2011. He has a Ph.D. in Chemistry from Columbia University and a Bachelors of Science degree with Honors in Chemistry from the University of Wisconsin-Madison.

Charles W. Bishop, PhD. Dr. Bishop has served as CEO of the OPKO Renal Division since the acquisition of Cytochroma Inc. in March , 2013. Dr. Bishop had served as President & CEO of Cytochroma since June 2006. Dr. Bishop co-founded Proventiv Therapeutics, LLC in September 2005 where he served as President. Proventiv and its lead drug, CTAP101 Capsules (Rayaldee™), were acquired by Cytochroma in June 2006. During the period of September 1987 to June 2005, Dr. Bishop held various senior management positions at Bone Care International, Inc. (NASDAQ:BCII), a public specialty pharmaceutical company focused on developing and commercializing vitamin D hormone therapies. Dr. Bishop’s positions with Bone Care included President, CEO, Director, Executive Vice President of Research and Development, and Chief Scientific Officer. Bone Care was acquired for $720 million by Genzyme Corporation in July 2005. Prior to joining Bone Care, Dr. Bishop held various management positions in the Health Care Division of the Procter & Gamble Company. Dr. Bishop completed a four-year National Institutes of Health Postdoctoral Fellowship in vitamin D Biochemistry at the University of Wisconsin-Madison and received his PhD degree in Nutritional Biochemistry from Virginia Polytechnic Institute and State University, after earning an undergraduate degree in Chemistry from the University of Virginia.

CORPORATE GOVERNANCE

Our common stock is listed on the New York Stock Exchange (“NYSE”). Prior to the transfer to the NYSE in September 2011, OPKO’s stock was listed for trading on the NYSE Amex. As a result of this transfer, OPKO is now subject to the NYSE’s listing standards. In August 2013, our common stock also began trading on the Tel-Aviv Stock Exchange. Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.

The Company has also adopted Corporate Governance Guidelines which include certain director qualifications and responsibilities, responsibilities of key board committees, and director compensation. The Corporate Governance Guidelines are available on its website, www.opko.com, under Investor Relations.

Director Independence

In evaluating the independence of each of our directors and director nominees, the Board considers transactions and relationships between each director or nominee, or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors and director nominees or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE listing standards. In 2013, the Board affirmatively determined that a majority of our current directors, including Messrs. Robert A. Baron, Dmitry Kolosov, John A. Paganelli, Richard C. Pfenniger, Jr., and Drs. Richard A. Lerner and Alice Lin-Tsing Yu, are “independent” directors within the meaning of the listing standards of the NYSE and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation (i) Dr. Frost’s service on the Board of Directors for Continucare Corporation until October 2011, an entity for which Mr. Pfenniger served as Chairman, Chief Executive Officer, and President until October 2011; (ii) Dr. Frost’s membership on the Board of Trustees for the Scripps Research Institute (“TSRI”), a 501(c)(3) entity for which Dr. Lerner served as President until December 2011; (iii) Dr. Lerner’s restricted stock grant for exceptional Board service on September 8, 2009 valued at $76,500; (iv) Dr. Lerner’s stock option award for service as Chairman of the Company’s Scientific Advisory Board on June 9, 2011 valued at $57,250; (v) Dr. Lerner’s service as a consultant and scientific advisor to Sorrento Therapeutics, Inc. (“Sorrento”) at the time of the OPKO transaction with Sorrento; and (vi) Dr. Yu’s prior service as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, a Taiwanese entity from which the Company licenses technology. As required by the NYSE, the Company’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.

Board Leadership Structure

The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board since March 2007. Six of our directors satisfy NYSE independence requirements. Our Board also includes two management directors other than Dr. Frost. The Company does not have a member of our Board who is formally identified as the lead independent director. However, independent directors head each of our Board’s three standing committees — the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, and each of the committees is comprised solely of independent directors.

Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each Committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Meetings and Committees of the Board of Directors

Our Board met ten times during fiscal 2013 and took action by written consent on one occasion. In fiscal 2013, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served, with the exception of Dr. Yu.

Although we encourage each member of our Board to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board to attend. Nine members of our Board attended the annual meeting of stockholders during fiscal 2013.

Executive Sessions; Presiding Director

Our non-management directors meet separately from the Board from time to time as needed. Our independent directors meet in executive session from time to time as needed, but not less than annually. Our non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. The presiding director is responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

Standing Committees of the Board of Directors

Our Board maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.

The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

	Audit	Compensation	Corporate Governance and Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	X	Chair
Thomas E. Beier	—	—	—
Dmitry Kolosov	—	—	—
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	X	X	—
Richard C. Pfenniger, Jr.	Chair	—	—
Steven D. Rubin	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met twelve times during fiscal 2013. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board and reviewed and reassessed annually by the Audit Committee. Among other things, our Audit Committee:

•	appoints, compensates, retains, and oversees the work of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;

•	discusses policies with respect to risk assessment and risk management;

•	establishes procedures for receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and

•	reviews and approves any related party transactions that we are involved in.

Our Audit Committee is composed of Messrs. Pfenniger (Chairman), Baron, and Paganelli. Our Board has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

Our Compensation Committee reviews and either approves, on behalf of the Board, or recommends to the Board for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, (ii) compensation for the Company’s directors, and (iii) individual equity awards for our employees and executive officers. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met five times during fiscal 2013 and took action by written consent on two occasions. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code (the “Code”).

Our Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans; and

•	administers our equity compensation and employee stock purchase plans.

The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the Compensation Committee deems it appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee also reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.

Our Compensation Committee is composed of Dr. Lerner (Chairman) and Messrs. Baron, and Paganelli. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Dr. Lerner and Messrs. Baron and Paganelli. None of these individuals was at any time during fiscal 2013 an officer or employee of ours. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, and as Chairman of the Board from December 2003 through March 27, 2007.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board, making recommendations to our Board concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating Committee is composed of Mr. Baron (Chairman) and Dr. Lerner. Our Corporate Governance and Nominating Committee met two times during fiscal 2013. We believe that the composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.

The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board to stand for election to the Board. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee recommended to the Board that it nominate each of the incumbent directors for election at the 2014 Annual Meeting.

Director Selection Criteria

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.

While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.

Stockholder Nominations

The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of the Company owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear in person or by proxy at the Annual Meeting and intend to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board.

Communications with the Board

All interested parties may initiate in writing any communication with our Board, the presiding member of the non-management directors, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).

Employee Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.

Certain Relationships and Related Party Transactions

Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Dr. Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, and Steven D. Rubin, our Executive Vice President – Administration and a member of our Board, are each members of The Frost Group, LLC (the “Frost Group”), an entity which beneficially owns approximately 4.85% of our common stock as of April 14, 2014. Furthermore, the Gamma Trust beneficially owns approximately 39.89% of our common stock as of April 14, 2014. Jane Hsiao beneficially owns approximately 7.44% of our common stock as of April 14, 2014, and Mr. Rubin owns less than 5% of our common stock as of April 14, 2014.

In November 2007, we entered into an office lease with Frost Real Estate Holdings, LLC (“Frost Holdings”), an entity affiliated with Dr. Frost. The lease was for approximately 8,300 square feet of space in an office building in Miami, Florida, where our principal executive offices are located. The lease provided for payments of approximately $18 thousand per month in the first year increasing annually to $24 thousand per month in the fifth year, plus applicable sales tax. The rent was inclusive of operating expenses, property taxes and parking. The rent for the first year was reduced to reflect a $30 thousand credit for the costs of tenant improvements. In August 2012, we entered into a six-month extension on the same terms as the 2007 expiring lease and in February 2013, we agreed to extend the lease on a month-to-month basis. Effective January 1, 2014, we entered into a new lease agreement with Frost Holdings for approximately 11,000 square feet of space. The lease provides for payments of approximately $30 thousand per month in the first year increasing annually to $34 thousand per month in the fifth year, plus applicable sales tax. As in the original lease, the rent is inclusive of operating expenses, property taxes and parking. The rent will be reduced by $155,200 for the cost of tenant improvements, of which approximately $68 thousand will be credited against rent payments over a period of 12 months.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the years ended December 31, 2013, 2012, and 2011, we reimbursed Dr. Frost approximately $93 thousand, $203 thousand, and $170 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.

In July 2009, we entered into a worldwide exclusive license agreement with Academia Sinica in Taipei, Taiwan (“Academia Sinica”), for a new technology to develop protein vaccines against influenza and other viral infections. In addition, effective March 5, 2010, the Frost Group assigned two license agreements with Academia Sinica to us pertaining to alpha-galactosyl ceramide analogs and their use as immunotherapies and peptide ligands in the diagnosis and treatment of cancer. The license relating to peptide ligands was terminated in 2013. Dr. Alice Yu, a member of our Board, served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica from 2003 to 2013.

In November 2010, we made an investment in Fabrus, Inc. (“Fabrus”), a privately-held early-stage biotechnology company with next generation therapeutic antibody drug discovery and development capabilities that is using its proprietary antibody screening and engineering approach to discover promising lead compounds against several important oncology targets. In exchange for the investment, we acquired approximately 13% of Fabrus on a fully diluted basis. Our investment was part of a $2.1 million financing for Fabrus. Other investors participating in the financing include the Gamma Trust and Hsu Gamma Investment, L.P. (“Hsu Gamma”). In connection with the financing, Drs. Frost and Hsiao joined the Fabrus Board of Managers. Dr. Richard Lerner, one of the Company’s directors, owns approximately 5% of Fabrus. In October 2013, we made loans totaling $0.1 million to Fabrus, which loans were due and payable in January, 2014 and accrue interest at a rate of 7% per annum. In fiscal year 2013, Fabrus made no payments towards principal or interest. As of April 14, 2014, $0.1 million principal was outstanding under the loan.

In January 2011, we entered into a definitive agreement with CURNA, Inc., (“CURNA”) and each of CURNA’s stockholders and optionholders, pursuant to which we agreed to acquire all of the outstanding stock of CURNA in exchange for $10.0 million in cash, plus $600 thousand in liabilities, of which $500 thousand was paid at closing. At the time of the transaction, TSRI owned approximately 4% of CURNA. Dr. Frost served as Trustee for TSRI until November 2012, and Dr. Richard Lerner served as its President until December 2011.

In February 2012, we entered into a cooperative research funding and option agreement with TSRI to support research for the development of novel oligomeric compounds relating to our molecular diagnostics technology (the “Research Agreement”). Pursuant to the Research Agreement, we agreed to provide funding of approximately $0.9 million annually over a five year period. In conjunction with entering into the Research Agreement, we also entered into a license agreement with TSRI for technology relating to libraries of peptide tertiary amides. In addition, we entered into a second license with TSRI for technology relating to highly selective inhibitors of c-Jun-N-Terminal Kinases that may be useful for the treatment of various diseases, including Parkinson’s disease. We also entered into a research funding and option agreement to provide funding of approximately $0.2 million annually over three years to support further development of the technology. Dr. Frost served as a Trustee for TSRI until November 2012 and Dr. Lerner, a member of our Board, served as its President until December 2011.

In February 2012, we made a $1.0 million investment in ChromaDex Corporation (“ChromaDex”), a publicly traded company and leading provider of proprietary ingredients and products for the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and cosmetic markets, in exchange for 1,333,333 shares of ChromaDex common stock, at $0.75 per share. In connection with our investment, we also entered into a license, supply and distribution agreement with ChromaDex pursuant to which we obtained exclusive distribution rights to certain of its products in Latin America. Our investment was part of a $3.7 million private placement. Other investors participating in the private financing included the Gamma Trust, Hsu Gamma, and Dr. Lerner, a director. Following our investment, we own 1.5% of ChromaDex, the Gamma Trust owns approximately 16% of ChromaDex; Hsu Gamma owns approximately 1%; and certain of our directors own less than 1% of ChromaDex.

In February 2012, we purchased from Biozone Pharmaceuticals, Inc., a publicly traded company engaged in the manufacture and sale of pharmaceutical and cosmetic products (“BZNE”), $1.7 million of 10% secured convertible promissory notes (the “BZNE Notes”), convertible into BZNE common stock at a price equal to $0.20 per common share, which BZNE Notes were due and payable on February 24, 2014 and ten year warrants to purchase 8.5 million shares of BZNE common stock at an exercise price of $0.40 per share. We also entered into a license agreement pursuant to which we acquired a world-wide license for the development and commercialization of products utilizing BZNE’s proprietary drug delivery technology, including a technology called QuSomes, exclusively for OPKO in the field of ophthalmology and non-exclusive for all other therapeutic fields, subject in each case to certain excluded products. In July 2012, we exercised the BZNE Warrants utilizing the net exercise feature and received approximately 7,700,000 shares of BZNE common stock. In December 2013, we converted the BZNE Notes into approximately 10 million shares of BZNE common stock.

On January 2, 2014, BZNE sold substantially all of its operating assets, including its QuSomes technology, to MusclePharm Corporation (OTCQB: MSLP), an international, award-winning sports nutrition company (“Musclepharm”), in exchange for 1.2 million shares of Musclepharm’s common stock. Effective January 3, 2014, BZNE completed a merger with Cocrystal, another entity in which we have an equity investment. In connection with the merger, BZNE issued to Cocrystal’s security holders 1,000,000 shares of BZNE Series B Convertible Preferred Stock (“Series B”). The Series B shares: (i) automatically convert into shares of BZNE’s common stock at a rate of 205.08308640 shares for each share of Series B at such time that BZNE has sufficient authorized capital, (ii) are entitled to vote on all matters submitted to shareholders of BZNE and vote on an as converted basis and (iii) have a nominal liquidation preference. Effective January 16, 2014, we invested an additional $0.5 million in BZNE as part of a $2.75 million private placement and received 1 million shares of common stock and 1 million 10-year warrants exercisable at $0.50 per share. Drs. Frost and Hsiao and Mr. Rubin currently serve on the Board of Directors for BZNE.

In December 2012, we entered into a five-year lease agreement with AVI Properties, LLC (“AVI”), an entity affiliated with Dr. Jonathan Oppenheimer, who previously served as Chief Executive Officer of OPKO Lab, LLC (“OPKO Lab”) and currently serves as Strategic Director. The lease is for approximately 44,000 square feet of laboratory and office space in Nashville, Tennessee, where OPKO Lab is based. The lease provides for payments of approximately $18 thousand per month in the first year, increasing annually if the consumer price index exceeds 5%, plus applicable sales tax. In addition to the rent, we pay a portion of operating expenses, property taxes and parking.

During the years ended December 31, 2013 and 2012, our FineTech subsidiary recorded revenue of $0.3 million and $0.2 million, respectively, for the sale of APIs to Teva. Dr. Frost serves as the Chairman of the Board of Directors of Teva.

In January 2013, we entered into note purchase agreements, dated January 25, 2013, with various purchasers (collectively, the “Purchasers”) for the sale of $175.0 million aggregate principal amount of 3.00% convertible senior notes due 2033 (the “Notes”) to qualified institutional buyers and accredited investors (collectively, the “Note Purchase Agreement”) in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Purchasers of the Notes include Gamma Trust and Hsu Gamma. The Notes were issued on January 30, 2013.

Effective May 1, 2013, we entered into an agreement with Dr. Hsiao pursuant to which we have the right to utilize approximately 5,000 square feet of laboratory space in Taiwan, inclusive of any and all utility costs, taxes and building maintenance fees. In addition, Dr. Hsiao provides certain other services to us relating to government grant work in Taiwan, as well as the coordination of work flow between our U.S. and Taiwanese operations. The term of the agreement is for five years and obligates us to pay Dr. Hsiao approximately $60,000 annually.

In August 2013, we acquired PROLOR Biotech, Inc. (“PROLOR”) pursuant to an Agreement and Plan of Merger dated as of April 23, 2013 in an all-stock transaction valued at approximately $586.7 million. Until completion of the acquisition, Dr. Frost was PROLOR’s Chairman of the Board and a greater than 5% stockholder of PROLOR. Dr. Hsiao and Mr. Rubin were also directors and less than 5% stockholders of PROLOR.

In October 2013, we paid the $170,000 filing fee to the Federal Trade Commission (the “FTC”) in connection with filings made by us and Dr. Hsiao, our Vice Chairman of the Board and Chief Technical Officer, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

In October 2013, we entered into an agreement with ARNO Therapeutics, Inc. (“ARNO”), a clinical stage company focused on the development of oncology drugs, pursuant to which we invested $2.0 million as part of an approximate $30 million financing. In exchange for our investment, we received 833,333 shares of ARNO common stock, one-year warrants to purchase 833,333 shares of ARNO common stock, for $2.40 a share and five-year warrants to purchase an additional 833,333 shares of ARNO common stock for $4.00 a share. Other investors participating in the private financing included the Gamma Trust, Hsu Gamma, and other members of our Board and management. In connection with the transaction, ARNO agreed that for so long as we continue to hold at least 3% of the total number of outstanding shares of ARNO’s common stock on a fully-diluted basis, we will have the right to appoint a non-voting observer to attend all meetings of ARNO’s Board of Directors and we shall have a right of first negotiation that provides us with exclusive rights to negotiate with ARNO for a 45-day period regarding any potential strategic transactions that ARNO’s Board of Directors elects to pursue.

In October 2013, we made an investment in Zebra Biologics, Inc. (“Zebra”) pursuant to which we acquired 840,000 shares of Zebra’s Series A-2 Preferred stock for $2.0 million. Zebra is a privately held biotechnology company focused on the discovery and development of biosuperior antibody therapeutics and complex drugs. Zebra’s patented platform is an advanced version of a core technology developed at TSRI by Dr. Lerner (the “TSRI Technology”). Zebra acquired the license to the TSRI Technology from a third party who had licensed such rights from TSRI. In connection with its acquisition of rights to the TSRI Technology, Zebra agreed to make certain research funding payments to Dr. Lerner’s laboratory at TSRI to further support development of the TSRI Technology. Dr. Lerner also participated in the Series A-2 Preferred Stock financing on the same financial terms as the Company. Each of Drs. Frost and Lerner serve as members of the Board of Directors and scientific consultants to Zebra. After the closing, we own 23.5% of the Series A-2 Preferred stock issued and outstanding by Zebra. Each of Drs. Frost and Lerner received 900,000 restricted shares of Zebra common stock in connection with their roles as founders and scientific consultants to Zebra. Dr. Frost gifted his 900,000 shares of Zebra restricted common stock to OPKO.

Our Policies Regarding Related Party Transactions

We have adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $100,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:

•	our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•	the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.

All transactions listed above were approved in accordance with the Company’s related party transaction policy.

DIRECTOR COMPENSATION

Each non-employee director is entitled to receive an annual retainer of $10,000, payable in quarterly installments, an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. The chairman of each committee of the Board will also receive an additional annual retainer of $5,000, payable in quarterly installments. The members of the Audit Committee, excluding the Chairman, will also receive an additional annual retainer of $2,500, payable in quarterly installments.

The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2013.

Fiscal 2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Baron	17,500	—	55,000		—	—	—	72,500
Thomas E. Beier	10,000	—	55,000		—	—	—	65,000
Dmitry Kolosov	10,000	—	142,250	(2)	—	—	—	152,250
Richard A. Lerner, M.D.	15,000	—	55,000		—	—	—	70,000
Richard C. Pfenniger, Jr.	15,000	—	55,000		—	—	—	70,000
John A. Paganelli	12,500	—	55,000		—	—	—	67,500
Alice Lin-Tsing Yu, M.D., Ph.D.	10,000	—	55,000		—	—	—	65,000

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2014. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2013:

Name	Stock Options
Robert A. Baron	215,000
Thomas E. Beier	130,227
Dmitry Kolosov	85,000
Richard A. Lerner, M.D.	185,000
John A. Paganelli	215,000
Richard C. Pfenniger, Jr.	60,000
Alice Lin-Tsing Yu, M.D., Ph.D.	100,000

(2)	Includes $87,250 for 25,000 stock options granted to Mr. Kolosov in recognition of exceptional service to the Board, including among other things, providing substantial assistance in connection with the Company’s investment in OAO Pharmsynthez, a Russian pharmaceutical company traded on the Moscow Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except for one late Form 4 filing for Mr. Kolosov involving one transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.

Benchmarking of Cash and Equity Compensation

Our Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry. In connection with executive compensation changes implemented in 2013 and 2014, among other considerations, the Compensation Committee reviewed an internally generated report prepared by management and human resources surveying compensation practices of approximately eight biotech and pharmaceutical companies ranging in size from less than $48 million in revenues with less than 40 employees to over $260 million in revenue with over 380 employees. While the internally generated report did not yield a comprehensive group of peer companies, we believe the report provided the Compensation Committee comparative pay information for similar companies. Utilizing the compiled information, the Compensation Committee in 2013 and 2014 reviewed the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board and Compensation Committee take into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.

Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. In general, we have historically targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies after adjusting for size. As a result of the Company’s significant growth and expansion into various medical markets and geographical locations since 2010, and taking into consideration the survey noted above, as well as the fact that no salary increases had been given to the Named Executive Officers for 2011 or 2012, the Compensation Committee approved increases in March 2013 for the base salaries for certain Named Executive Officers. The base salaries for each of the Named Executive Officers were positioned within the range of the Company’s peer group in the survey referenced above. The Compensation Committee determined not to make any changes to base salaries for Named Executive Officers in 2014. In connection with Adam Logal’s appointment as the Company’s Senior Vice President, Chief Financial Officer, the Compensation Committee set Mr. Logal’s base salary at $300,000.

Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we have generated little revenue, the Compensation Committee has not awarded any cash incentive bonuses to date, and has instead chosen to focus on other forms of compensation, such as stock options.

Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because they align the interests of our executive officers with the long term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.

The Compensation Committee typically grants stock options to our Named Executive Officers under the OPKO Health, Inc. 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”). As with base salaries, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the peer group survey. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.

In determining grants of stock options made in March 2013 and April 2014, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer. Historically, in making his recommendations to the Compensation Committee regarding the other executive officers, the Chief Executive Officer has tried to position the value of the stock option grants around the competitive median of the peer groups. Nevertheless, in recommending stock option grants to executive officers in 2013, which exceeded the competitive median, the Chief Executive Officer considered a number of factors, including the officers’ substantial experience in the pharmaceutical industry and the critical role they played in the significant growth, development, and accomplishments of the Company since 2010, as well as the fact that no equity awards or salary increases had been awarded in the prior two years. In determining the stock option award for the Chief Executive Officer, the Compensation Committee relied heavily on the Company’s accomplishments and growth in the preceding two years, including more than doubling its revenues and employee base, its completion of several strategic acquisitions, investments, and capital raising transactions, as well as the fact that no equity awards or salary increases had been granted to the Chief Executive Officer in the two prior years. As discussed above, our Compensation Committee considered compensation practices at the peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median based on job content, experience and responsibilities of the roles compared to similar positions in the market.

We have not granted to any employee any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting. While this vote was not binding on the Company, our Board or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation every three years, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At the 2011 Annual Meeting, more than 99% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time based on the vote results. We have determined that our stockholders should vote on a Say-on-Pay proposal every three years, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting. Therefore, we are holding a vote on Say on Pay this year. Accordingly, the next Say on Pay vote after the 2014 Annual Meeting will be in 2017.

Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.

Severance and Change-in-Control Benefits. Except as set forth below, none of our current executive officers are entitled to severance or change of control benefits; provided however, that the 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events. Adam Logal, our Senior Vice President, Chief Financial Officer, is entitled to receive four months of paid salary and continued benefits if he is terminated without cause or he resigns for good reason.

401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($17,500 for employees under age 50 and an additional $5,500 for employees 50 and above in 2013). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested. Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

Compensation Committee

Richard A. Lerner, M.D., Chairman
Robert Baron
John A. Paganelli

The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table for 2011-2013

The following table sets forth information regarding compensation earned in or with respect to fiscal 2013, 2012, and 2011 by:

•	Our Chief Executive Officer during fiscal 2013;

•	Our Principal Financial Officer during fiscal 2013; and

•	Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Option Award(s) ($)(1)	All Other Compensation ($)(2)	Total ($)
Phillip Frost, M.D. Chief Executive Officer	2013	492,308	1,970,000	10,200	2,472,508
	2012	460,000	—	9,800	469,800
	2011	460,000	—	9,800	469,800

Jane H. Hsiao, Ph.D. Chief Technical Officer	2013	482,308	1,773,000	240,200	2,435,508
	2012	450,000	—	9,800	459,800
	2011	450,000	—	9,800	459,800

Steven D. Rubin Executive Vice President-Administration	2013	455,000	1,773,000	10,200	2,238,200
	2012	350,000	—	9,800	359,800
	2011	350,000	—	9,800	359,800

Juan F. Rodriguez(3) Former Senior Vice President and Chief Financial Officer	2013	275,000	—	10,200	285,200
	2012	127,000	711,000	4,600	842,600
	2011	—	—	—	—

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2014.
(2)	Includes (i) $170,000 for a Hart-Scott-Rodino Antitrust Improvements Act filing fee paid on behalf of Dr. Hsiao in October 2013; (ii) $60,000 paid to Dr. Hsiao related to an agreement pursuant to which the Company has the right to utilize laboratory space in Taiwan; and (iii) contributions made by the Company under its 401(k) Plan during fiscal 2013 in the amount of $10,200 for each of Drs. Frost and Hsiao and Messrs. Rubin and Rodriguez.
(3)	Mr. Rodriguez resigned from his position as Senior Vice President and Chief Financial Officer, effective April 1, 2014.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2013. The exercise price per share of each option granted to our Named Executive Officers during 2013 was equal to the fair market value of our common stock, as determined by our Compensation Committee on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Phillip Frost, M.D.	3/18/13	500,000	7.61	1,970,000.00
Jane H. Hsiao, Ph.D.	3/18/13	450,000	7.61	1,773,000.00
Steven D Rubin	3/18/13	450,000	7.61	1,773,000.00
Juan F. Rodriguez	—	—	—	—

(1)	Options vest in four equal annual tranches, having begun on March 18, 2014, and will expire on March 17, 2020.
(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End for 2013

The following table sets forth information with respect to equity awards outstanding as of December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Phillip Frost, M.D.	—		112,500	(1)(2)	2.36	4/13/17
	—		500,000	(3)	7.61	3/17/20
	539,344	(4)(5)	—		4.77	2/4/23
	54,730	(4)(6)	—		5.50	8/4/21
	24,877	(4)(7)	—		0.66	2/3/19

Jane H. Hsiao, Ph.D.	—		112,500	(1)(2)	2.36	4/13/17
	—		450,000	(3)	7.61	3/17/20
	39,804	(4)(5)	—		4.77	2/4/23
	29,853	(4)(6)	—		5.50	8/4/21
	14,926	(4)(7)	—		0.66	2/3/19

Steven D. Rubin	500,000	(8)	—		4.88	5/2/14
	200,000	(9)	—		1.65	4/27/15
	250,000	(10)	—		1.16	5/4/16
	198,750	(1)	66,250	(1)	2.36	4/13/17
	—		450,000	(3)	7.61	3/17/20
	308,481	(4)(5)	—		4.77	2/4/23
	24,877	(4)(6)	—		5.50	8/4/21
	24,877	(4)(7)	—		0.66	2/3/19

Juan F. Rodriguez(11)	75,000	(11)	225,000	(11)	4.60	7/15/19

(1)	Options were issued on April 14, 2010 and vest in four equal annual tranches beginning on April 14, 2011.
(2)	Original option grant was for 450,000 shares. Each of Drs. Frost and Hsiao exercised options for 337,500 shares on December 13, 2013.
(3)	Options were issued on March 18, 2013 and vest in four equal annual tranches beginning on March 18, 2014.

(4)	On August 29, 2013, PROLOR Biotech, Inc. (formerly Modigene Inc.) (“PROLOR”) became a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated April 23, 2013, by and among the Company, PROLOR and POM Acquisition, Inc., a wholly owned subsidiary of the Company (the “Merger Agreement”). As a result, the holders of PROLOR securities became holders of the Company’s securities. The exchange ratio pursuant to the Merger Agreement was 0.9951.
(5)	These options vested on August 29, 2013.
(6)	These options vested on August 4, 2012.
(7)	These options vested on February 5, 2010.
(8)	Options were issued on May 3, 2007 and vest in four equal annual tranches beginning on May 3, 2008.
(9)	Options were issued on April 28, 2008 and vest in four equal annual tranches beginning April 28, 2009.
(10)	Options were issued on May 5, 2009 and vest in four equal annual tranches beginning on May 5, 2010.
(11)	Mr. Rodriguez resigned from his position as Senior Vice President and Chief Financial Officer, effective April 1, 2014. Mr. Rodriguez will provide consulting services to the Company for a period of six months. His options will continue to vest during the consulting period and any unvested options shall automatically accelerate at the end of the consulting period.

Option Exercises and Stock Vested

The following table summarizes for each Named Executive Officer the number of shares the Named Executive Officer acquired on the exercise of stock option and the number of shares the Named Executive Officer acquired on the vesting of stock awards in fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Phillip Frost, M.D.	1,000,000	$4,090,000	—	—
	300,000	2,196,000	—	—
	350,000	2,733,500	—	—
	337,500	2,230,875	—	—

Jane H. Hsiao, Ph.D.	650,000	2,658,500	—	—
	250,000	1,830,000	—	—
	300,000	2,343,000	—	—
	337,500	2,230,875	—	—

Steven D. Rubin	—	—	—	—

Juan F. Rodriguez	—	—	—	—

Fiscal Year-End Equity Compensation Plan Information

The following table sets forth aggregated information concerning OPKO equity compensation plans outstanding at December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	21,350,597	$4.47	21,399,502
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	21,350,597	$4.47	21,399,502

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers, and none of our Named Executive Officers are entitled to severance or change of control benefits; provided however, that the 2007 Equity Incentive Plan provides for accelerated vesting of all awards under the plan upon a Change in Control. Pursuant to the plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Equity Incentive Plan, a Change in Control means the occurrence of any of the following events:

(a) any Person (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(b) during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

If we had experienced a Change of Control on December 31, 2013, the value of the acceleration of stock options held by each of Drs. Frost, Hsiao and Messrs. Rubin and Rodriguez would be approximately $2.1 million, $2.0 million, $1.8 million, and $.06 million, respectively.

Juan F. Rodriguez, the Company’s former Senior Vice President and Chief Financial Officer resigned effective April 1, 2014. Mr. Rodriguez will provide consulting services to the Company for a period of six months in exchange for which he will receive $100,000 payable over the term of the consulting period. His options will continue to vest during the consulting period and any unvested options shall automatically accelerate at the end of the consulting period. In connection with his resignation, Adam Logal, was appointed Senior Vice President, Chief Financial Officer, effective on April 1, 2014. Mr. Logal will receive an annual base salary of $300,000, and a stock option to acquire 250,000 shares of the Company’s common stock. He will also be eligible to participate in bonus and benefit programs offered by the Company to other executive officers from time to time.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee plans to engage Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2014 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2014. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services provided by Ernst & Young for the audits of our annual financial statements and internal control over financial reporting for fiscal 2013 and 2012:

	FY 2013	FY 2012
Audit Fees	$1,512,200	$817,000
Audit-Related Fees	—	72,000
Tax Fees	—	—
All Other Fees	2,000	2,000

Total	$1,514,200	$891,000

Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees would principally include fees incurred for due diligence in connection with potential transactions and accounting consultations. There were no audit-related fees incurred in 2013. During 2012, Ernst & Young performed certain due diligence activities on a transaction.

Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. There were no tax fees incurred with Ernst & Young in 2013 and 2012.

All Other Fees would include fees for all other services rendered to us that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees. For 2013 and 2012, such fees related to a license associated with an accounting research tool.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2013 and 2012 were approved by the Audit Committee consistent with the policy described above.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.

The members of the Audit Committee of the Board are Messrs. Pfenniger, Baron, and Paganelli. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent auditor.

In conjunction with its activities during fiscal 2013, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with management and the Company’s independent registered public accounting firm with and without management present. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the fiscal 2013 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013.

Audit Committee

Richard C. Pfenniger, Jr., Chairman
Robert A. Baron
John A. Paganelli

PROPOSAL TWO:

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to (i) attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) be competitive in the marketplace; (iii) tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) be cost-effective. The three primary elements of compensation used to support the above goals are base salary, discretionary annual bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company. The Board believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to OPKO Health, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As set forth in the Compensation Discussion and Analysis, the Company will conduct a Say on Pay advisory vote every three years.

OUR BOARD RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

OTHER INFORMATION

Deadlines for Stockholder Proposals and Nominations for the 2015 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2015 Annual Meeting must be received no later than December 26, 2014 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2015 Annual Meeting between March 14, 2015 and April 13, 2015.

If a stockholder notifies us of an intent to present a proposal at the 2015 Annual Meeting at any time after April 13, 2015 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.

Expenses of Solicitation

We will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Business

As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials and Notice. A single proxy statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2014 proxy statement and 2013 annual report, or of the Notice, and/or wishes to receive separate copies of these documents in the future such stockholder may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100. Upon written or oral request, we will deliver promptly a separate copy of the 2014 proxy statement and 2013 annual report or Notice to any stockholder at a shared address to which a single copy of any of these documents was delivered.

PROXY

OPKO HEALTH, INC.

4400 Biscayne Blvd.

Miami, Florida 33137

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2014

The undersigned hereby appoints Steven D. Rubin and Adam Logal, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. (“OPKO” or the “Company”) to be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on June 12, 2014, beginning at 10:00 a.m., local time, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on April 14, 2014, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 12, 2014

The Proxy Statement and 2013 Annual Report are available at www.opko.com.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

OPKO HEALTH, INC.

JUNE 12, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER
Vote on line/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 12, 2014 The Proxy Statement and 2013 Annual Report are available at www.opko.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet or telephone. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS AND “FOR” THE SAY ON PAY PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of ten directors.			2. A non-binding advisory vote to approve the compensation paid to named executive officers of the Company (“Say on Pay”).
		NOMINEES:	☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES

O     Phillip Frost, M.D.

O     Jane H. Hsiao, Ph.D., M.B.A.

O     Steven D. Rubin

O     Robert A. Baron

O     Thomas E. Beier

O     Dmitry Kolosov

O     Richard A. Lerner, M.D.

O     John A. Paganelli

O     Richard C. Pfenniger, Jr.

O     Alice Lin-Tsing Yu, M.D., Ph.D.

3. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.